EX‑35.1

(logo) WELLS Commercial Mortgage Servicing
FARGO D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and S e r v i c i n g A gre e m e n t d a t e d as of December 1, 2013, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, and Deutsche Bank Trust Company Americas, as Trustee, and Pentalpha Surveillance LLC, as Senior Trust Advisor with respect to Commercial Mortgage Pass-Through Certificates Series 2013-C17 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of this Agreement, I, Daniel Bober, Executive Vice President of

Commercial Mortgage Services do hereby certify that:

1.         A review of the activities of the Master Servicer during the period from January 1, 2014 through December 31, 2014 (the “Reporting Period”),  and of its performance per the Agreement during such period has been made under my supervision, and

2.         To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.                                                                                                                                 (logo) Together we'll go far